NTN Buzztime, Inc. Reports Fourth-Quarter 2015 Results

– Achieves Adjusted EBITDA Positive for Fourth Quarter 2015 –

CARLSBAD, Calif., March 11, 2016 — NTN Buzztime, Inc. (NYSE MKT: NTN), reported financial results for the fourth quarter and year ended December 31, 2015.

“2015 was a pivotal year for Buzztime with many achievements that culminated in an Adjusted EBITDA positive fourth quarter,” said Ram Krishnan, NTN Buzztime CEO. “We have been expanding our reach with chains and independent venues focused on the brand experience. As a result, we offset churn with our Classic playmakers and increased site count for the third quarter in a row. We saw increased adoption of our BEOND tablet platform, closing the year with 61% of our sites on the BEOND platform and several sites testing our self-serve dining options. Our new games gained traction, posting record game-play metrics and expanding registered players to 9 million. Combined with our cost management efforts, we entered 2016 better positioned to drive long-term, sustained profitable growth.”

Financial Results for the Fourth-Quarter Ended December 31, 2015

Total revenues were $6.5 million, compared to $6.1 million for third quarter 2015 and $6.8 million for the fourth quarter 2014. As expected, sequentially, revenue grew reflecting increases in subscriptions, sales-type lease arrangements and other revenue; however, the year-over-year revenue was primarily impacted by decreases in sales-type lease arrangements, offset by increases in other revenue. Direct costs were $3.3 million, compared to $3.6 million for the same period in 2014, reflecting lower volume in installations under sales-type lease arrangements and the lower cost of deployment for the third generation platform, offset by increases in depreciation and amortization expense, scrap, and repair expense. Selling, general and administrative expenses decreased to $4.0 million from $4.6 million for the same period in 2014 reflecting a leaner company structure. Net loss was $1.0 million, or $0.01 per share, which improved from $1.3 million for the third quarter of 2015 and $1.7 million for the fourth quarter of 2014. Adjusted EBITDA was a positive $318,000 compared to an Adjusted EBITDA loss of $657,000 in the same period last year. Although Adjusted EBITDA is positive for the fourth quarter of 2015, Adjusted EBITDA may not be positive for the first quarter of 2016 or future quarters. Historically, first quarter results have reflected lower Adjusted EBITDA when compared to the other quarters due to the fixed nature of many of the company’s operating expenses. A detailed description and reconciliation of Adjusted EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Metric Review for Quarter Ended December 31, 2015

The company grew its site count for the third quarter in a row, ending 2015 with 2,960 subscribing venues, compared to 2,952 as of September 30, 2015. However, management anticipates the net count will continue to fluctuate. As of December 31, 2015, BEOND installations increased to 1,806 locations, or 61% of the installed base, compared to 56% as of September 30, 2015.

Financial Results for the Year Ended December 31, 2015

Total revenues were $24.5 million, compared to $26.0 million for 2014. The decrease was attributable to lower subscription revenue due to a lower average site count and lower average revenue per site as well as a decrease in equipment sales-type revenue that were partially offset by an increase in other revenues. For the full year, net loss was $7.2 million, or $0.08 cents per share, and included $1.8 million of write-offs of obsolete tablet equipment, scrap, and Generation II BEOND tablet equipment repair expenses. The 2014 net loss was $5.0 million, or $0.06 cent per share. Adjusted EBITDA loss was $1.7 million compared to an Adjusted EBITDA loss of $729,000 last year.

Liquidity at December 31, 2015

As of December 31, 2015, cash and cash equivalents were $3.2 million, compared to $7.2 million as of December 31, 2014. Working capital was $4.0 million at December 31, 2015 and September 30, 2015.

Outlook

“In 2016, we expect momentum to continue. We are dedicated to expanding menu and payment nationwide with a focus on BWW. We believe this will be crucial to our success in winning additional chains. We are focused on increasing the value of our product offering by improving tablet content and reducing the BEOND tablet platform cost to secure additional independent customers. Our growing network is attracting national brands with which we are entering sponsorships and running promotions. Overall, we are excited about our opportunities to drive revenue growth and greater financial improvements in 2016 and beyond,” concluded Krishnan.

Conference Call

Management will review the results on a conference call with a live question and answer session today, March 11, 2016, at 12:00 p.m. ET. To access the call, please use passcode 61278824 and dial:

●	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or

●	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until March 17, 2016.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations, including but not limited to statements about our growth plans, adoption of our product in the marketplace, delivery of menu and payment technology, chain and independent customer acquisitions, and value of our product to our customers. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except par value amount)

	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$3,223	$7,185
Accounts receivable, net	919	2,190
Site equipment to be installed	3,990	4,755
Prepaid expenses and other current assets	978	742
Total current assets	9,110	14,872
Broadcast equipment and fixed assets, net	3,915	3,400
Software development costs, net	943	1,634
Deferred costs	1,328	1,092
Goodwill	909	1,084
Intangible assets, net	79	129
Other assets	124	57
Total assets	$16,408	$22,268
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$211	$617
Accrued compensation	1,024	749
Accrued expenses	670	969
Sales taxes payable	192	133
Income taxes payable	22	104
Current portion of long-term debt	1,072	2,176
Current portion of obligations under capital leases	78	28
Deferred revenue	1,214	1,836
Other current liabilities	639	481
Total current liabilities	5,122	7,093
Long-term debt	6,366	3,143
Long-term obligations under capital leases	138	30
Deferred revenue, excluding current portion	393	378
Deferred rent	541	693
Other liabilities	—	7
Total liabilities	12,560	11,344
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 issued and outstanding at December 31, 2015 and 2014	1	1
Common stock, $.005 par value, 168,000 shares authorized at December 31, 2015 and 2014; 92,412 and 92,370 shares issued and outstanding at December 31, 2015 and 2014, respectively	462	462
Treasury stock, at cost, 503 shares at December 31, 2015 and 2014	(456)	(456)
Additional paid-in capital	128,756	128,283
Accumulated deficit	(125,087)	(117,845)
Accumulated other comprehensive income	172	479
Total shareholders’ equity	3,848	10,924
Total liabilities and shareholders’ equity	$16,408	$22,268

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Revenues
Subscription revenue	$4,392	$4,386	$17,062	$18,003
Sales-type lease revenue	1,127	1,723	4,202	5,315
Other revenue	1,002	641	3,255	2,728
Total revenues	6,521	6,750	24,519	26,046

Operating expenses:
Direct operating costs (includes depreciation and amortization)	3,346	3,556	12,570	11,148
Selling, general and administrative	3,954	4,559	18,060	18,367
Impairment of capitalized software	—	7	295	668
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	124	141	489	605
Total operating expenses	7,424	8,263	31,414	30,788
Operating loss	(903)	(1,513)	(6,895)	(4,742)
Other expense, net	(88)	(149)	(319)	(204)
Loss before income taxes	(991)	(1,662)	(7,214)	(4,946)
Benefit (provision) for income taxes	1	(56)	(12)	(84)
Net loss	$(990)	$(1,718)	$(7,226)	$(5,030)

Net loss per common share – basic and diluted	$(0.01)	$(0.02)	$(0.08)	$(0.06)
Weighted average shares outstanding – basic and diluted	91,918	91,804	91,898	87,580
Comprehensive loss
Net loss	$(990)	$(1,718)	$(7,226)	(5,030)
Foreign currency translation adjustment	(56)	(74)	(307)	(152)
Total comprehensive loss	$(1,046)	$(1,792)	$(7,533)	$(5,182)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve months ended December 31,
	2015	2014
Cash flows used in operating activities:
Net loss	$(7,226)	$(5,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,104	2,745
Provision for doubtful accounts	12	120
Excess and obsolete site equipment to be installed	797	129
Stock-based compensation	456	282
Amortization of debt issuance costs	18	—
Issuance of common stock to consultant in lieu of cash payment	1	242
Impairment of capitalized software	295	668
Loss from disposition of equipment	28	1
Changes in assets and liabilities:
Accounts receivable	1,250	(1,675)
Site equipment to be installed	(1,394)	(4,755)
Prepaid expenses and other assets	(76)	33
Accounts payable and accrued liabilities	(372)	692
Income taxes payable	(72)	30
Deferred costs	(241)	(533)
Deferred revenue	(608)	822
Deferred rent	(152)	(136)
Net cash used in operating activities	$(4,180)	(6,385)
Cash flows used in investing activities:
Capital expenditures	(991)	(835)
Software development expenditures	(641)	(916)
Proceeds from the sale of equipment	9	—
Acquisition of software	—	(150)
Net cash used in investing activities	(1,623)	(1,901)
Cash flows provided by financing activities:
Proceeds from public offering of common stock, net	—	6,369
Proceeds from long-term debt	6,737	6,049
Payments on long-term debt	(4,618)	(2,323)
Debt issuance costs on long-term debt	(81)	—
Principal payments on capital leases	(58)	(25)
Proceeds from exercise of stock options	—	44
Tax withholding related to net-share settlements of restricted stock units	—	(33)
Net cash provided by financing activities	1,980	10,081
Net (decrease) increase in cash and cash equivalents	(3,823)	1,795
Effect of exchange rate on cash	(139)	(65)
Cash and cash equivalents at beginning of period	7,185	5,455
Cash and cash equivalents at end of period	$3,223	$7,185

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Non-GAAP Information

To supplement our consolidated financial disclosures and statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (GAAP), we use certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA. We compute Adjusted EBITDA by excluding from net profit (or loss) the impact of the following: (a) depreciation and amortization expense; (b) interest expense, net; (c) provision for income taxes; (d) non-cash stock-based compensation expense; (e) other non-cash expenses and charges; and (f) to the extent approved by our lender, other one-time charges and any losses arising from the sale, exchange, transfer or other disposition of assets not in the ordinary course of business. We use this non-GAAP financial measure when evaluating our financial results as well as for internal resource management, planning and forecasting purposes. This non-GAAP financial measure is not intended to represent a measure of performance in accordance with GAAP. Nor should this non-GAAP financial measure be considered as an alternative to statements of cash flows as a measure of liquidity. This non-GAAP financial measure is included herein because we believe it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like us that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculated in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Net income (loss) per GAAP	$(990)	$(1,718)	$(7,226)	$(5,030)
Interest expense, net	111	90	481	215
Income tax (benefit) provision	(1)	56	12	84
Depreciation and amortization	932	665	3,104	2,745
EBITDA	52	(907)	(3,629)	(1,986)
Adjustments to EBITDA:
Excess and obsolete site equipment to be installed	117	129	797	129
Non-cash stock based compensation	115	103	456	283
Impairment of capitalized software	—	7	295	668
Other one-time charges	34	11	334	177
Adjusted EBITDA	$318	$(657)	$(1,747)	$(729)

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